Exhibit 99.1

Algorhythm Holdings, Inc. Announces $2 Million Registered Direct Offering

Fort Lauderdale, FL, Dec. 17, 2024 (GLOBE NEWSWIRE) — Algorhythm Holdings, Inc. (Nasdaq: RIME) (“Algorhythm” or the “Company”), an AI-driven technology and consumer electronics holding company today announced that it has entered into a definitive agreement with several investors for the purchase and sale of an aggregate of 24,067,388 of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a purchase price of 0.0831 per share in a registered direct offering priced at-the-market under Nasdaq rules.

The aggregate gross proceeds to the Company of this offering are expected to be approximately $2 million. The transaction is expected to close on or about December 18, 2024, subject to the satisfaction of customary closing conditions.

Univest Securities, LLC is acting as the sole placement agent.

The registered direct offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-269183) previously filed by the Company and declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 20, 2023. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Univest Securities, LLC at info@univest.us, or by calling +1 (212) 343-8888.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Copies of the prospectus supplement relating to the registered direct offering, together with the accompanying base prospectus will be filed by the Company and, upon filing, can be obtained at the SEC’s website at www.sec.gov.

About Algorhythm Holdings, Inc.

Algorhythm Holdings, Inc. is a holding company with two primary investments. First, the Company owns SemiCab Holdings, an emerging leader in the AI-enabled global logistics industry. Second, the Company owns The Singing Machine Company, the worldwide leader in the consumer karaoke industry.

SemiCab is a cloud-based Collaborative Transportation Platform built to achieve the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. To orchestrate collaboration across manufacturers, retailers, distributors, and their carriers, SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners. To build fully loaded round trips, SemiCab uses AI/ML predictions and advanced predictive optimization models. On the SemiCab platform, shippers pay less and carriers make more while not having to change a thing.

Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address these common supply-chain problems globally. SemiCab’s Orchestrated Collaboration™ AI model has proven to increase transportation capacity, improve asset utilization, reduce empty miles, lower logistics costs, and provide visibility into the entire transportation network. Models show the technology has the capability of saving shippers tens of billions of dollars annually through optimization. Further, SemiCab’s technology also has the potential to play a key role in the improved sustainability model globally. Based on its proven ability to improve truck utilization rates from 65% to over 90%, this results in a dramatic reduction in the carbon footprint of the industry. The optimization of existing truck utilization can add approximately 30% more trucking capacity without adding more trucks, drivers or driven miles which addresses common problems plaguing the industry like severe driver shortage and road congestion. Trucking optimization could also eliminate approximately 25% of CO2 emissions attributable to road freight.

For additional information regarding SemiCab: http://www.semicab.com

The Singing Machine Company, Inc. is the worldwide leader in consumer karaoke products. Based in Fort Lauderdale, Florida, and founded over forty years ago, the Company designs and distributes the industry’s widest assortment of at-home and in-car karaoke entertainment products. Their portfolio is marketed under both proprietary brands and popular licenses, including Carpool Karaoke and Sesame Street. Singing Machine products incorporate the latest technology and provide access to over 100,000 songs for streaming through its mobile app and select WiFi-capable products and is also developing the world’s first globally available, fully integrated in-car karaoke system. The Company also has a new philanthropic initiative, CARE-eoke by Singing Machine, to focus on the social impact of karaoke for children and adults of all ages who would benefit from singing. Their products are sold in over 25,000 locations worldwide, including Amazon, Costco, Sam’s Club, Target, and Walmart. To learn more, go to www.singingmachine.com.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and in its other filings with the U.S. Securities and Exchange Commission.

Investor Relations Contact:

investors@algoholdings.com

www.algoholdings.com